UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 25, 2019
  PATTERN ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36087	90-0893251
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

1088 Sansome Street
San Francisco, CA 94111
(Address and zip code of principal executive offices)
(415) 283-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A common stock	PEGI	Nasdaq Global Select Market
Toronto Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Securities Purchase and Rights Agreement and Certificate of Designations related to Series A Perpetual Preferred Stock
As previously disclosed, on October 10, 2019, Pattern Energy Group, Inc., a Delaware corporation (the “Company” or “Pattern Energy”), entered into a Securities Purchase and Rights Agreement (the “Securities Purchase Agreement”) with CBRE Caledon Jupiter II Investments LP, CBRE Caledon Global Infrastructure Fund Holdings I, LP, 1836562 Ontario Inc., CBRE Caledon Trident Infrastructure Investments II LP, Caledon Sirius Investments LP, 1793177 Ontario Inc., CBRE Caledon Nova Investments, L.P. and Caledon Taurus Investments LP (each of the foregoing, collectively, the “Purchasers”), to issue and sell to the Purchasers, in a private placement (the “Private Placement”), an aggregate of 10,400,000 shares of Series A Perpetual Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), convertible in certain circumstances into authorized shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), for a cash purchase price of $24.625 per share of Preferred Stock and aggregate net proceeds to the Company of $256.1 million. The Preferred Stock has a par value of $260.0 million and was issued with a 1.5% original issue discount. The Securities Purchase Agreement was filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 11, 2019.
On October 25, 2019, the Company and Purchasers closed the transaction contemplated by the Securities Purchase Agreement, and the Company issued to the Purchasers an aggregate of 10,400,000 shares of the Preferred Stock (the “Closing” and the date of the Closing, the “Issue Date”).
Dividend Payments
Pursuant to the Securities Purchase Agreement, the Company executed and filed with the Office of the Secretary of State of Delaware a Certificate of Designations (the “Certificate of Designations”) to, among other things, authorize and establish the rights and preferences of the shares of Preferred Stock. The Preferred Stock is a new class of equity security that ranks senior to the Common Stock with respect to distribution rights and rights upon liquidation. Subject to certain exceptions, so long as any Preferred Stock remains outstanding, no dividend or distribution may be declared or paid on, and no redemption or repurchase will be agreed to or consummated of, stock on parity with the Preferred Stock (“Parity Stock”), Common Stock or any other shares of stock junior to the Preferred Stock, unless all accumulated and unpaid dividends for all preceding full fiscal quarters have been declared and paid with respect to the Preferred Stock.
Fixed Dividends
The Preferred Stock will accrue quarterly distributions of cumulative cash dividends per share (the “Initial Fixed Dividends”) equal to an annual rate (the “Base Dividend Rate”) as set forth below of $25.00 per share of Preferred Stock (the “Liquidation Preference”), subject to certain adjustments.

Year	Rate
2019	5.625%
2020	5.625%
2021	5.625%
2022	6.125%
2023	6.625%
2024	7.125%
2025 and thereafter	7.625%
Upon the occurrence of a certain permitted change of control event where there is a downgrade in ratings from each of S&P and Moody’s, the Base Dividend Rate is subject to increase depending on the downgrade in rating, up to 100 basis points.
Following the occurrence of a certain permitted private change of control event, the Base Dividend Rate shall automatically increase by 75 basis points, and apply (subject to reduction under certain circumstances) until September 30, 2024, at which point the Base Dividend Rate shall increase to 7.775%.

Contingent Dividends
The Preferred Stock will also accrue cumulative cash dividends equal to 12.6% of any cash distribution made by Pattern Energy Group Holdings 2 LP (“P2”) to the Company under a certain partnership agreement, pro rata per share (the “Contingent Dividends”); provided that the Contingent Dividends shall not exceed, in the aggregate, $3.25 per share of Preferred Stock. The Contingent Dividends are subject to certain adjustments in the case there is a transaction that results in the Company or its affiliates acquiring P2.
Holder Optional Redemption
Following the occurrence of a certain permitted private change of control event, holders of Preferred Stock may, on the fifteenth anniversary of the Issue Date and each anniversary thereafter for so long as any Preferred Stock remains outstanding, require the Company to redeem for cash the Preferred Stock of each of such holder, in whole or in part, at a redemption price per share at a premium to the Liquidation Preference subject to certain adjustments.
Company Optional Redemption and Conversion
On or after the fifth year anniversary of the Issue Date, the Company may redeem for cash the Preferred Stock (an “Optional Redemption”), in whole at any time or from time to time, or in part at any time or from time to time, as long as at least 25% of the aggregate amount of Preferred Stock issued under the Certificate of Designations remains outstanding immediately after the occurrence of such partial redemption, at a redemption price per share at a premium to the Liquidation Preference subject to certain adjustments (the “Optional Redemption Price”).
On or after the fifth year anniversary of the Issue Date, the Company may cause the outstanding shares of Preferred Stock to be converted, in whole at any time or from time to time, or in part at any time or from time to time, as long as at least 25% of the aggregate amount of Preferred Stock issued under the Certificate of Designations remains outstanding immediately after the occurrence of such partial conversion, into the number of whole, fully-paid and non-assessable shares of the Company’s Common Stock for each share of Preferred Stock equal to the quotient of the Optional Redemption Price, divided by the closing price of the Common Stock on a designated date subject to certain adjustments (the “Optional Share Conversion”). In no event shall the Optional Share Conversion result in voting rights exceeding 9.99% of the voting rights of the voting stock of the Company, or result in the Company issuing more than 19.99% of the shares of Common Stock outstanding on the Issue Date. Notwithstanding any of the foregoing, the Company may not effect an Optional Share Conversion following the occurrence of a certain permitted private change of control event.
Change of Control
Upon certain changes of control, holders of Preferred Stock shall have the option, during an applicable period, to convert any or all of their respective Preferred Stock into the amount of stock, other property or assets (including cash or any combination thereof) such holder would have received had such holder, immediately prior to the change of control, converted such Preferred Stock into the number of shares of Common Stock equal to the applicable premium to the Liquidation Preference divided by the arithmetic average of the volume weighted average price for five days ending on the trading day immediately preceding the consummation of the change of control event.
Voting Rights
Holders of Preferred Stock shall be entitled to vote on all matters on which the holders of shares of Common Stock are entitled to vote and, except as otherwise provided in the Company’s Certificate of Designations, Certificate of Incorporation, or by law, the holders of Preferred Stock shall vote together with the holders of shares of Common Stock as a single class. Each holder of Preferred Stock shall be entitled to a number of votes equal to the number of votes such holder would have had if all Preferred Stock held by such holder had been converted into shares of Common Stock immediately prior thereto on a one-to-one (1:1) basis. Notwithstanding the foregoing, the voting rights of the holders of Preferred Stock in the aggregate shall not in any event exceed 9.99% of the voting stock of the Company (the “Voting Cap”). To the extent the voting rights of holders of Preferred Stock are so limited by the Voting Cap, the vote of all such holders shall be reduced on a pro rata basis.
So long as any Preferred Stock is outstanding, the affirmative vote or consent of the holders of at least two-thirds (2/3) of the outstanding Preferred Stock, voting together as a separate class, will be necessary for effecting or validating: (i) any amendments to the provisions of the Certificate of Designations that affect adversely the rights, preferences, privileges or voting powers of the holders or (ii) issue any additional shares of Preferred Stock or any stock senior to it.

Voting Agreement
For a period of 18 months from the date of the Securities Purchase Agreement, each Purchaser agrees that, in connection with certain proposed change of control transactions submitted for approval to the holders of voting stock, such Purchaser shall vote its Preferred Stock in a manner consistent with the recommendation of the Company’s board of directors.
Transfer Restrictions
Prior to the date that is eighteen (18) months after the Issue Date, Preferred Stock may not be transferred without the prior written consent of the Company, subject to certain exceptions. Without the prior written consent of the Company, holders and their affiliates are prohibited from directly or indirectly engaging in any short sales or other derivative or hedging transactions involving the Preferred Stock and Common Stock underlying such holder’s Preferred Stock.
Preemptive Rights
Until the second anniversary of the Issue Date, the Company, prior to any issuance of Preferred Stock or Parity Stock, is required to provide CBRE Caledon Capital Management Inc. with at least ten (10) business day notice to purchase, for its own account or for any other Purchaser or its affiliates, up to the greater of (A) 50.0% of the total number of such additional shares of Preferred Stock or Parity Stock and (B) $50.0 million aggregate purchase price of such additional shares of Preferred Stock or Parity Stock, as applicable, at the same time and on the same terms and conditions as the additional shares of Preferred Stock or Parity Stock, as applicable, are proposed to be issued and sold.
Asset Sales and Affiliate Transactions
Following the occurrence of a permitted private change of control and for so long as any Preferred Stock remains outstanding, the Company will not, and will not permit any of its subsidiaries to, directly or indirectly, (i) consummate the sale, transfer, conveyance or other disposition of assets outside the ordinary course of business or the issuance of equity interests (subject to certain exceptions) or (ii) enter into or suffer to exist any transaction or series of related transactions with, or for the benefit of, any affiliate of the Company (subject to certain exceptions) unless, in each case of (i) and (ii), on a pro forma basis after giving effect to such asset sale or issuance, the Company would have consolidated total assets that generated “CAFD” (consolidated net cash provided by (used in) operating activities of the Company, subject to certain adjustments) of at least $100.0 million in the prior 12 month period.
In addition, with respect to any purchase or lease of assets or property or the granting of any loan (in one or a series of related purchases, leases or grants), with, or for the benefit of, any affiliate of the Company involving aggregate payments or the transfer of assets having a value greater than $50.0 million, such purchases, leases or grants (or series of related purchases, leases or grants) must be either (1) at cost or (2) on terms that, taken as a whole, are not materially less favorable to the Company or such subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis with third parties that are not affiliates. The foregoing restrictions shall not apply to transactions between or among the Company and its wholly-owned subsidiaries or between or among the Company’s wholly-owned subsidiaries.
Representations and Warranties
The Securities Purchase Agreement contains customary representations, warranties and covenants of the Company and the Purchasers made as of the date of the Securities Purchase Agreement and as of the Issue Date, and the parties have agreed to indemnify each other against certain losses resulting from breaches of their respective representations, warranties and covenants. The Securities Purchase Agreement also provides the Purchasers with certain limited information rights, consent rights and rights with respect to future issuances of preferred stock by the Company.
The summaries of the Certificate of Designations and the Securities Purchase Agreement are qualified by reference to the full text of such documents, which are included as Exhibits 3.1 and 10.1 hereto, respectively, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.
The information regarding the Private Placement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Private Placement of the Preferred Stock pursuant to the Securities Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof. The Common Stock issuable upon conversion of the Preferred Stock may not be re-offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws.
Item 3.03 Material Modification.
The information regarding the Preferred Stock, the Securities Purchase Agreement and the Certificate of Designations set forth in Items 1.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.
Item 8.01 Other Events.
Henvey Inlet Purchase and Sale Agreement
On October 25, 2019, Pattern Canada Finance Company ULC (“Pattern Canada”) (a wholly owned subsidiary of Pattern Energy) consummated a Purchase and Sale Agreement (the “Henvey Inlet PSA”) with Pattern Energy Group LP (“Pattern Development 1.0”).
Upon the terms and subject to the conditions set forth in the Henvey Inlet PSA, Pattern Canada purchased from affiliates of Pattern Development 1.0:

(i)
A 49.99% limited partner interest in each of Henvey Inlet Wind LP (the “Henvey Inlet Project Company”) and HIW Property Holdings LP (the “Henvey Inlet Property Company”), 100% of the issued and outstanding shares of Pattern Henvey Inlet GP Holdings Inc. (“Henvey Inlet GP1”) (which owns 50% of the issued and outstanding shares of Henvey Inlet Wind GP Inc., which in turn owns a 0.02% general partner interest in the Henvey Inlet Project Company), and 50% of the issued and outstanding shares of HIW Property Holdings GP Inc., which in turn owns a 0.02% general partner interest in the Henvey Inlet Property Company (collectively with each of the foregoing interests, the “Henvey Inlet Interests”) for CAD$242.4 million on the closing date (subject to adjustment). Following purchase price adjustments to be made at term conversion, the estimated economic cost to Pattern Energy for such interest will be CAD$252 million, and

(ii)
Two promissory notes issued by Nigig Power Corporation (a co-owner of the Henvey Inlet Project Company and Henvey Inlet Property Company) in favor of Pattern Henvey Inlet LP Holdings LP and Henvey Inlet GP1, respectively (collectively, the “Henvey Inlet Transactions”), for face value plus accrued interest (estimated to be approximately CAD$97 million).

The Henvey Inlet Project Company operates the approximately 300 megawatt wind farm located on the Henvey Inlet First Nation Reserve No. 2, situated on the northeast shores of Georgian Bay, approximately 90 kilometers north of Parry Sound, in Northern Ontario, Canada, which achieved commercial operations on September 9, 2019. The Henvey Inlet Property Company owns real estate along the wind farm’s transmission line.
A copy of the Henvey Inlet PSA is incorporated by reference herein as Exhibit 10.2. The foregoing description of such agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.
Earnout Acquisition Agreement
On October 25, 2019, Pattern U.S. Finance Company LLC (a wholly owned subsidiary of Pattern Energy) consummated a Purchase and Sale Agreement (the “Earnout Acquisition Agreement”) with Pattern Renewables LP (a wholly owned subsidiary of Pattern Development 1.0) to acquire 100% of the earnout rights in each of the Southern Cross Transmission Project, the Heritage Prairie Transmission Project, the Sunzia Transmission Project and the King Pine Project, which represent 25% of the profits interest in such projects, for a purchase price of $9.5 million. The remaining profits interest in such projects are held by P2.

The Southern Cross Transmission Project is an approximately two gigawatt bi-directional high-voltage, direct current transmission development project that would bring renewable energy from the Electric Reliability Council of Texas to neighboring systems. The Heritage Prairie Transmission Project is associated with a wind farm located in Ford County, Illinois that has been modified to be a smaller 600 MW wind project in a nearby county. The Sunzia Transmission Project is a transmission development project involving a transmission line that would run approximately 520 miles from central New Mexico to southern Arizona, and could deliver over 2,000 MW of capacity. The King Pine Project is an 800 MW wind project development located in Maine that needs a large transmission line. Pattern Energy has assigned only a nominal value to each of the Heritage Prairie Transmission Project and the King Pine Project.
A copy of the Earnout Acquisition Agreement is attached hereto as Exhibit 10.3, and is incorporated by reference herein. The foregoing description of such agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Designations of Rights and Preferences, Series A Perpetual Preferred Stock, dated as of October 25, 2019.

10.1
Securities Purchase and Rights Agreement among Pattern Energy Group Inc. and each of the purchasers of Series A Preferred Stock listed therein, dated as of October 10, 2019 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed October 11, 2019).

10.2
Purchase and Sale Agreement by and among Pattern Canada Finance Company ULC and Pattern Energy Group LP, dated as of October 10, 2019 (Henvey Inlet PSA) (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed October 11, 2019).

10.3
Purchase and Sale Agreement by and among Pattern Renewables LP and Pattern US Finance Company LLC, dated as of October 10, 2019 (Earnout Acquisition Agreement) (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed October 11, 2019).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Pattern Energy Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 28, 2019

PATTERN ENERGY GROUP INC.

By:	/s/ Kim H. Liou
Name: Kim H. Liou
Title: General Counsel and Secretary